Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Guardian Technologies International, Inc.’s Registration Statements on Form S-8 (Registration Nos. 333-146103, 333-109585, and 333-114769) of our report, dated April 14, 2008, relating to the consolidated financial statements which appears in this Form 10-K for the year ended December 31, 2007.

/s/ Goodman & Company, L.L.P.

Norfolk, Virginia

April 14, 2008